Exhibit 99.2

Transcript of

ClearSign Technologies Corporation

2Q 2025 Earnings Conference Call

August 14, 2025

Participants

Matthew Selinger - Investor Relations, Firm IR Group

Brent Hinds - Chief Financial Officer, ClearSign Technologies Corporation

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Analysts

Presentation

Operator

Welcome to the ClearSign Technologies 2Q 2025 Earnings Conference Call. At this time, all participants have been placed on a listen-only mode, and we will open the floor for your questions and comments after the presentation. [Operator Instructions]

It is now my pleasure to turn the floor over to your host, Matthew Selinger. Please go ahead.

Matthew Selinger - Investor Relations, Firm IR Group

Good afternoon and thank you, operator. Welcome, everyone, to the ClearSign Technologies Corporation second quarter 2025 results conference call. During this conference call, the company will make forward-looking statements. Any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks by the company’s projections, expectations, plans, beliefs, and prospects. These statements are based on judgments and analysis as of the date of this conference call and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The risk and uncertainties associated with the forward-looking statements made in this conference call include, but are not limited to, whether field testing and sales of ClearSign products will be successfully completed, whether ClearSign will be successful in expanding the market for its products, and other risks that are describing ClearSign’s filings with the SEC, including those discussed under the risk factors section of the annual report on Form 10-K, the period ended December 31, 2024. Except as required by law, ClearSign assumes no responsibility to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

So on the call with me today are Jim Deller, ClearSign’s Chief Executive Officer; and Brent Hinds, ClearSign’s Chief Financial Officer.

So at this point in the call, I would like to turn the call over to Brent Hinds. So, Brent, please go ahead.

Brent Hinds - Chief Financial Officer, ClearSign Technologies Corporation

Thank you, Matthew, and thank you everyone for joining us here today. Before I begin, I’d like to note that our financial results on Form 10-Q was filed today with the SEC. With that, I would like to give an overview of the financials for the second quarter of 2025. For the second quarter of 2025, the company recognized approximately $133,000 in revenues compared to $45,000 for the same period in 2024. This year-over-year increase in revenues was driven in large part by spare parts orders to our existing customers and a boiler burner sale to an existing customer.

Now for the full income statement. Our net loss decreased by approximately $200,000 compared to the same period in 2024. This year-over-year decrease was predominantly driven by $155,000 reduction in research and development expenses as compared to the same period in 2024. Our decreased research and development expense was driven in large part by reduced product development work.

Now, I’d like to shift the focus to cash. Our net cash used in operations for the second quarter was approximately $511,000 compared to approximately $1.5 million for the same period in 2024. This million-dollar favorable year-over-year reduction was predominantly driven by customer cash collections during the quarter. As of June 30, 2025, we had approximately $12.3 million in cash and cash equivalents, with approximately 52.4 million shares of common stock outstanding.

I want to explain a registration statement on Form S-1 that was filed on Tuesday, August 12, 2025. This filing was simply an administrative task to re-register our outstanding redeemable warrants issued in our underwritten public offering in April 2024. It is important to note we are not offering or selling any new securities in this filing.

From an overall financial perspective, we believe our current working capital positions as well to scale our business. We also believe our working capital gives our customers and suppliers confidence to do business with us in the long-term.

And with that, I’d like to turn the call over to our CEO, Jim Deller. Jim?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Thank you, Brent, for the financial overview. As always, I’d like to thank everyone for joining us on the call today and your interest in ClearSign. For the call today, Matthew will lead a question-and-answer session, where we’ll go through the different business units, much like our previous calls. We will end with an outlook for the rest of 2025 and then open up the call for question-and-answer from our investors. Many of you may have seen this, but you can send questions in ahead of time to our Investor Relations at mselinger@firmirgroup.com. So with that, Matthew.

Q: Great, Jim. And thank you ahead of time to our investors that have sent in questions. We really do appreciate that. It helps us formulate some of the path of the materials that we’ll go over here. So Jim, very recently there have been some announcements about Board transitions over the last couple of months. Is this anything to be concerned about?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

A short answer is no. A lot of it has been covered in previous calls, I won’t go over that. A quick update, leading up to the last AGM, we had one of our prior directors step down. Following the AGM, we did dissolve the special committee, and following that an additional two of our prior directors did resign. That enabled us to reduce the board size back down to five, which leaves us with one position open. That we will fill in due course, but there’s no rush to do that.

What I can say is the Board has been reconstituted with new members who are energized to help ClearSign and the company to grow in the future. From my own personal perspective, this has been significant changes. I am very pleased with the current Board situation. I’m really looking forward to the future.

Q: Great. So with that housekeeping done, Jim, it’s been about 3 months since our last call. Frankly, the company’s been quiet in terms of news. Now with that, there seems to be a perceived impression of a lack of progress, right, with a lack of news. Can you talk about what’s been going on kind of behind the scenes that people don’t see day-to-day?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Certainly. And I understand there has not been a lot of order announcing press releases out. There’s been significant uncertainty in the market. No orders have gone away, but we have seen timelines delayed. We get to the other major. We’ve had a lot of very significant work actually going on. I think the majors, we have two very large process burner orders that are for household name refiners and chemical companies. The first of those is the 20 burner order out in California, we’ve been working on that project. We’ve actually been out on that job site for the last week overseeing the installation. That project finally is about to start up, we believe, in the next couple of weeks. We’re very much looking forward to getting that installation up and running. That will be a very significant reference for us.

And from the time what we’ve been doing, the 26 burner order for the Gulf Coast chemical company, we’ve gone through the testing on that. This was a technology stretching project. We believe we’ve met all the requirements. We’re through the burner testing phase. We met all the criteria. We’re waiting on a couple of signatures to authorize us to move into the manufacturing phase, but we expect to be doing that shortly. We expect to have those burners built and shipped this year, which will drive the remedy for that project. Just a note on that project, the original timeline, whether it was for those burners to be installed, and started up by the end of 2026.

The Texas Commission on Environmental Quality has extended the timeline that client has to get the heaters up with the new technology. So I believe right now that startup will be early 2026. I don’t have an exact date at this time. Just generally for the period, the quote work has been strong, we’ve actually spent significant time as well developing our new products, especially focused on our diversification initiative.

Q: Okay. Fantastic. And you said developing new projects, so there was an announcement very recently about an advanced engineering order, and to some people that may be kind of nebulous. What does that mean kind of advanced engineering? Could you give more color about that announcement we just put out?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

I can. And I’m glad to say this announcement was put out August 7th. But, we are a technology company, we have world-level engineers and tools like computer modeling capability. That enables us to bring new products to market and to push the technology forwards. A big part of doing that is always getting the first adopter customers to take these new products and install them in their equipment to get that first operational reference out in the field.

To be frank, that was the reason why we put this announcement out. The announcement is for the engineering. We have a customer who is looking for us to help them with the productivity from one of the heaters. We have the capability to do that. We’re able to explain what we’re doing and this order was for the computer modeling. For us to basically enhance – it’s already got ClearSign burners, but for us to enhance our own burner technology to enable their furnace to operate more effectively to meet their needs. This was driven by a customer demand. It gave us the chance to develop new technology and assuming everything goes forwards to actually get out of the installation. That solves the customer’s problem and for us allows us to bring a new technology or an enhancement to our own technology to market at the same time.

Q: And it’s probably a good emphasize that this isn’t an R&D project. I know to dovetail on what Brent said, R&D spinning was actually down. This is an actual order, and from an existing client, is that correct at a previous client?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Yeah. This has been a very frequent client of ours, one, we’ve got a very good relationship. They came to us with a challenge that they’re having to increase the throughput of one of their heaters. And this order and this technology is something that we are working with them to deliver to them to solve that problem of theirs.

Q: Okay. Fantastic. So, we’re in August 2025, so approximately 2 years ago, back in August 2023, there was a DoE, Department of Energy, hydrogen burner development project. So can you give a status update of where that project’s at today?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Yes, I can. I think the first thing, as you noted, the order was or the grant was received in August, 2 years from that day, is actually now. We do have an extension to that project. So that project is going ahead. It’s actually in the final stages, it’s progressing very well. The culmination of this project is we have a brand new burner. We have a large burner and a small burner design. They are in manufacture right now and scheduled for installation and demonstration in the Zeeco test facility in the coming months.

Just to add to that, I’m actually very excited about this because these burners give us the ability to operate through the range of the refinery customer fuel gases. And we’ve received a lot of interest from the industry, from household name end users in these burners. We are in discussions with them to actually come in and see this witness testing of these Department of Energy burners in the Zeeco test facility.

Q: So this project is getting industry attention as well?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Very much so, yes.

Q: Yeah. That’s exciting to hear. The other topic I want to move into, and probably on top of a lot of investors’ mind is, we had an exciting development back in December. And then, the co-branding launched a few months after that, so just back in March. And this was the agreement with Zeeco, to start marketing and selling the co-branded burners. Now, you’ve previously said that this is going to take some time to ramp up, maybe 9 to 12 months. Can you give any color on kind of the relationship and what you’re hearing from them?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Yes, certainly. I mean, at a high level, we work with Zeeco almost daily from their marketing team and their sales team are, obviously, through to their engineering and their testing team. They are just minutes away from our office. The sales team are out promoting our burners. We’ve got that feedback. We’ve worked with them and developed their marketing materials. We do follow-up with them. They are pursuing ClearSign opportunities with their customers as with a lot of the opportunities that we chase in general, whether it’s through Zeeco or through our other channels, even directly, they do take some time. So there’s nothing through to the point that we’ve got a quote to pursue to an order yet, but they are pursuing orders and talking to their customers about the Zeeco ClearSign burners.

Q: Great. So, I’d like to shift to the M-Series product line, which we focused the past couple of calls, I think, fairly extensively. This product line is focused on the midstream. When it was released, there was an initial flurry of orders, and I believe some additional inquiries and quotes. What are we seeing here with this product line?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Yes. That has continued. We’ve continued to see my strong interest from the midstream sector in general, both for the M-Series and outside of that. The first installation we had is into a Tulsa Heaters Midstream Heater down on the U.S. Gulf Coast. That continues to operate flawlessly. The most recent M1 that we sold has gone to another heater manufacturer, Devco, that is out and due to startup later this year in the coming months. And the inquiries for the M1 burner have continued to be strong.

But in general, the midstream industry has been a very buoyant industry for us. We’ve had a lot of feedback from our customers and others we’ve talked to in the industry that there’s actually another market within the midstream industry for us at a slightly higher NOx level. It’ll be a reduced price burner, a reduced scope, but there appears to be a gap in the market that I believe is going to be very good for ClearSign. So we’re marketing this as a M25 burner that’s going to be developed from the M1 to meet that new need. Because we’ve had a number of inquiries for it.

We’ve had a lot of customers asking us, do we have a burner product to help them in this slightly not so low NOx market. We have a product out. We’ve got quotes out. And I’m actually very excited about what this will bring for ClearSign. I think it could really get us into a whole new segment of the market.

Q: Let me explore that briefly. So M25, so would that be, for lack of a term, kind of a D2 version of maybe the M1?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Yes. The M1 simply is a single-digit NOx burner that is perfectly suited for the customers that have no other alternative than putting an SCR on the heater. It’s a very high value product that solves a high technology need for the customers. What we’re seeing is that product is not needed everywhere. And there is a substantial market that needs a good low NOx burner, but not one of that pedigree. And there appears to be an opportunity for us in the market, where we can provide a burner to meet that slightly lower spec need as well.

And, I believe, this is actually a much bigger volume part of the market. That’s why I’m so excited, because we’ve got to adapt ClearSign. So we have products that make sense in all of the combustion technology areas that make sense for us. And, I think just streamlining only on that very high-tech ultra-low NOx segment isn’t in our best interest when we have a much bigger market that we can add to our portfolio. So this is a targeted product for a slightly detuned for the midstream market.

Q: Yeah, I think we might have referred to it on a previous call, some analogy of the fact that instead of needing a Ferrari, maybe you need a Ford F-150.

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Yeah, we’d love to sell Ferraris, but there’s a whole lot of people want Ford F-150.

Q: Yeah. Got it. Okay. On the last call, we discussed flares, having a resurgence of interest in our target market. What’s the status of those orders and has this resurgence of interest remained?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

It has definitely remained. And I’ll expand this, I’ve talked in the past also about our systems projects, which will go on really falls on from the flares. But getting back specifically to the flare burners first, our first of the new flare design is out in the field waiting to be installed. We’re expecting to be out there and having that installed later on this year. In addition, we have a second order from that same client that is currently in the first phase, which is the computer modeling. We’re expecting that to roll into a detailed engineering order in Q4. And, of course, we’re expecting from that an equipment supply order to come out early into 2026. So, the client that’s got the first has already come back to us to progress a second.

What we’re also seeing, those burners go into existing flares. They’re retrofitting the flare, right, the burner part of existing flare bodies. We’re also getting our inquiries not just to supply a replacement burner, but to supply the entire flare system. So that will be the burner and including the surrounding vessel and structure that goes with it, which expands our scope greatly into what we’re starting to call a system rather than just a burner. We’re pursuing those.

And when we look at what we’re doing with the flare, I think the crux of the technology is we have the ability to burn a very hard-to-burn fuel gas. Typically, in the industry, you would have to buy natural gas to help you burn that hard-to-burn gas to make it burn completely. These are waste disposal systems. We can burn that without the clients having to build or to purchase the additional natural gas. That is a significant cost savings for them, which gives us another value for our customer.

And we are able to then build on that in other applications and supply complete systems that would look like a thermal oxidizer, as an example. And we have good traction in discussions about that type of product. I’ll be clear for everyone. These are proposals. These are not orders. But there’s no guarantee of the timeline or that these will come in. But we have sufficient traction and engagement with the customers to talk about these that we’re actually getting quite excited and see this as a real likely development of the ClearSign business.

To put some numbers around this, the flared replacement burners with the engineering and the typical supply are going to be in the region of $200,000 to $300,000. When we get into the systems projects, whether it’s the flare style or the thermal oxidizer style, each unit there will be in a region of $0.5 million to $1 million. So it’s a significant enhancement to the ClearSign product line.

Just to look at what that does, I’m talking about the value of proposals that are given out. We’ve talked a little about this on previous calls. Looking at the flare proposals, year-to-date this time last year, compared to this year, because of the increased interest and, especially, the increased scope of these orders, we’re looking about 10x, the value of proposals out for this were all flare and systems product line together.

Q: Okay. Great. And I’ll hold you to that, Jim. I do have a question about kind of proposals and pipelines, so I will circle back to that here later.

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Okay. Yeah. Certainly.

Q: Yeah, previously, we also announced that we’re going to be installing the first commercial installation of the sensor project, the ClearSign Eye, in a refinery of a super major. Where is that project? And are there any other color with this product line?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Certainly. So this, first of all, the sensing technology we have, just for anyone not familiar, allows the presence of a flame on the pilot in a burner to be confirmed. So, this is a critical part of a lot of the control systems going to our refinery heaters. Right, the order we have is for a super major household name refiner, one of the refineries down on the Texas Gulf Coast. They have asked us to provide these sensors on a demonstration basis to fit onto every burner in one of their heaters. Those sensors are almost complete in fabrication. They’ll be ready to ship later this month.

We’re actually really just waiting on the client to confirm their installation schedule in terms of development, we’re expecting about a 3- to 6-month evaluation period for them to get a good feel for the reliability and the performance of these sensors. Incidentally, we also have a request for a commercial proposal for another heater’s worth of these sensors for that same refiner for a different facility. We expect that to progress, it’s really parked until we’ve gone through the evaluation period of that first installation.

In parallel, we have another installation of the sensors going into a Los Angeles refining, this time for them to be fitted on our own burners in a heater down in LA and those will be out later on this year. So that will give us a demonstration site in LA, one in Texas, one on regular burners and one on ClearSign burners. And in fact, the DoE burner that we talked about shortly before, one of the end user clients coming in or planning to come in to witness that burner has also asked if there’d be a chance for them to see our sensor in operation. So, we’re building one that we would install on that burner operating in the Zeeco test facility and to be able to show that to whoever comes in to see those burners in addition to showing that to Zeeco as one of the world’s biggest burner manufacturers.

Q: That’s fantastic. Okay. So, basically, there’s going to be multiple demonstrations of the sensor in the field, is that correct?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Yeah, by the end of this year, we should have or we expect to have two complete heaters or burners fitted with the sensor in commercial operation and the demonstration unit in the Zeeco test facility.

Q: And is this product helping demonstrate to industry that we are a technology solutions provider and is this opening other doors for us?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

I think that’s fair. Actually, as you bring that up at one point, we’ve had one major refiner customer actually approach us to meet with their engineering team and present the sensor that actually led to conversations about M1 burners for their midstream heaters. So, I think, definitely the more we broaden our portfolio of products, the more opportunities we get to go and make sales calls and answer questions. And as you do that, of course, you talk about everything you can do and you get to find out the multiple ways you can help the customers more than just that one specific reason that they brought you in. So having more different technologies to talk about is definitely a help from a sales perspective.

Q: Okay. And Jim, I told you I was going to hold you to this and, I think, it’s a good time to segue now about pipeline. On the last call, I think you were able to quantify the pipeline saying at that time, it was 2x the amount of proposals from the previous year at about 5x the project value from a year previous. Has that changed in the 3 months since the last call?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Yeah, actually gone back and looked at this data that that level has held. We’ve been consistently receiving quotes and proposing projects at that rate and what’s exciting is we’ve, right, some of these now are requests for burners or super major refineries for typical projects where we’re actually being included as a requested technology to evaluate by the heater manufacturers going into those projects. So rather than us finding a client in need, now we’ve got clients building new heaters that are asking for our technology to be considered in the proposal of those new heaters. That is a big step forward for ClearSign, something I’m very excited about.

Q: All right. So we’re already halfway through the year. What do you see looking forward to the rest of the year? And, again, what do you feel will be potential market catalysts? And when I say market catalysts, I’m talking about industry, not necessarily financial.

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

So we’ve got a lot that’s on the horizon. And we’ve talked about several of them already, right, the LA heaters started. We’ve been waiting for this heat to start up. It’s been delayed and delayed now for over a year. The burners being on the ground. Getting that up and started is going to be a very significant reference. This is a major refinery. It is two major heaters in that refinery. It is way bigger than any other installation that we’ve had before. And that will be coming up in the next month. We’ll be out there on the jobs that are starting that up.

I think secondly, the Gulf Coast order, the heater manufacturing involved in that order, Birwelco is probably the leading heater manufacturer or certainly one of them in the world. Just the knowledge of what we’ve demonstrated in those burners and being able to prove our burners can do is very significant. And as we go through the manufacturing delivery of those burners in the startup early next year, I mean, those two references are the type of projects that we’ve been chasing for years to get references out of that significance in the market.

On top of that, I mentioned we’ve got our new technology flares. The next one is about to startup. I think we’ve got a reason to be quite expecting that we will have a systems project coming up on the horizon just showing that we can deliver technology of that scale will be really big. At the M1, at the second one started from particularly, right, getting into that detuned higher volume M25 market will be, I think, significant for ClearSign from revenue perspective and just getting into a much broader market down to the low marks niche. So there’s a lot that we’re looking forward to that I believe has really got the potential to trigger by the growth of ClearSign.

Just to know and I’m not saying these with any quantifiable expectation on the industry, but there is the Texas Commission on Environmental Quality is talking to them, they’re expecting the regulations in Texas to be changed and the clients then may be, right, facing some fees for low NOx burners that may generate the need or change the finances to lead to more opportunities for ClearSign to help them down. So I don’t know what the effect of that will be, but it’s something on the horizon that’s going to affect probably our biggest potential market down there on the U.S. Gulf Coast.

And just in general from talking to customers, we’ve seen uncertainty, I think the tariffs, what we’ve heard is there’s always a concern of reciprocal tariffs, there’s no causing delays, also uncertainty about the need for environmental requirements that’s, I think, having a delaying effect on the orders. I do believe that things will settle down, we’ll get back close to normal, so you call it a glass half full or glass half empty. I think as that, I’m actually looking forward to that smoothing down. And I believe that that will have a positive impact for ClearSign as we get back close to the normal.

Q: Okay. And before we segue in opening up for other questions for investors, do you have any other commentary you’d like to give before we move into the Q&A for investors?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Yes, I would. Just to speak myself, I am actually very encouraged about the startups and the references and the technology developments that we’ve made over the long-term, especially the developments and advances we’ve made over the last few months. And I want to recognize, right, just the team here at ClearSign of the engineering, this has taken a lot of work. It’s not a nine to five job. This is something that has taken focus and grit and dedication to get through and to get done.

And at least myself and anybody else, I’d like to recognize the effort that the engineering team here at ClearSign have put in to getting these new technologies out and to the market in the form that they are today. I really believe that these are going to set the foundation for the growth of ClearSign in the future. So, I’d like to personally thank you for the team and really just to recognize the effort that they’ve put in over the last few months.

Q: Great. Well, it sounds like, again, the continuation of the expanding product line we talked about at the last call, expanding channels, right? And, hopefully, we’ll start to see some of that coming more to market traction here very soon.

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Absolutely. Great.

Q: So with that, we will open it up, operator, for some other questions.

Operator

Certainly. Ladies and gentlemen, the floor is now open for questions. [Operator Instructions] Please hold while we poll for questions and I’ll pass the floor back to the management team.

Q: Great operator. I’m going to go and read one of the first questions here. There are a lot of questions about Zeeco. Maybe it makes best sense here, who is Zeeco and what is their motivation you feel to work with ClearSign?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Yeah, I think that’s a very observant question. Zeeco is a very big factor in the ClearSign business. To be frank, we moved the business from Seattle to Tulsa and a very big part of the reason we did that was to be in the center of the industry and to be very close to the partners that we need to work with and Zeeco is definitely the leading amongst those. So for those of you who don’t know, Zeeco is a global combustion equipment company, their revenues are somewhere in the order of $1 billion with a B. They’re present on every continent, they manufacture around the world.

Very importantly for us, they have, I believe, the world’s biggest industrial test facility that is here on the outskirts of Tulsa, just minutes away from our ClearSign office. They also have a very large and sophisticated manufacturing capability that has been accredited and is known throughout the refining and petrochemical industry, a very, very trusted manufacturer. Both of those are essential elements of a combustion equipment provider.

So for ClearSign, working with Zeeco provided us a way to bring our technology to market with the credentials and these must have capabilities that are provided through this relationship with Zeeco. When we set the agreement up with Zeeco, the mission was very clear. We wanted to come up with an arrangement that was going to be very profitable and had enormous potential for both companies. Bear in mind, Zeeco is a billion-dollar company. We had to be relevant to them.

The ClearSign product line in the NOx levels that we provide basically extends the Zeeco portfolio. It puts another product in their product line and extends the capabilities of burners offered under the Zeeco name down into the range that actually compete with a selective catalytic reduction system, which is the other alternative in the market. So it gives ClearSign additional capability, when they got to the point that they agreed to basically carry the ClearSign technology under the Zeeco name. That was a huge milestone for us. It introduced us to the Zeeco sales team. And, very much, I believe, will put ClearSign on the map for a much bigger audience within the market going forwards.

So, for Zeeco, you’re asking what’s in it for Zeeco? Clearly there is a financial incentive. There’s a lot of margin in the high-end ClearSign products sufficient for a mutually beneficial arrangement with Zeeco. And that is their motivation for promoting and growing the ClearSign business in addition to the extra commercial conversations that they can enter into because of the extending capability of the Zeeco range as that includes the ClearSign technology.

Q: Great. Operator, can we go ahead and prompt again?

Operator

Certainly. [Operator Instructions] Great. Thank you. In the meantime, operator, I’ll go ahead and address another question here we had emailed in. Jim, we do have a number of questions about CFD. And how is the company, and I know you addressed this in some of your prepared comments, but how is the company utilizing CFD for some of the current product lines in the day-to-day business, and maybe even explain what CFD is?

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

I think the last is important. So CFD is obviously an acronym. It’s Computational Fluid Dynamic Modeling is the forename. In essence, what this is, it is a simulation or a model that we can build on a computer that allows us to predict the flow of gases, and the interactions, and turbulence, and chemistry, and the heat dissipation, and thermal transfer. Basically, all of the physical things that occur in the complex flow field inside a heater and inside a burner. If you think of a combustion system, the CFD basically gives the ability to have a computer-generated MRI that allows us to see what’s going on inside the heater and inside the burner.

From a technology developer, having that insight is incredibly important. It allows us to optimize our designs very quickly. And in terms of product development, and the first stages obviously are coming up with the concepts and the theory from the engineering team, but we can then translate that into computer models and compare the different proposals and systems, see how they’re working, optimize them rapidly, and then the final state will be taking that final version out and building a physical version for testing or first installation.

The ClearSign, we truly have world-class engineers and we have a world-class computer modeling capability. I believe this can be seen, we have burners like the M1 that was developed and taken from the CFD modeling out and built and installed in the heater and worked without any modification. The order that we announced last week, August 7th, was enabled by our ability again to model and to get that detailed information on the flow fields inside a heater and actually develop new technology given the insights that that computer modeling can provide. So it’s a significant part of what we do. Recruiting Matt Martin, our Chief Technology Officer, was a great coup for ClearSign. He brings that world-class skill and experience to ClearSign and he has become a very big part of the team here.

Q: Okay. I’ve got another one. This one here is probably here for you, Brent, and just came in. Can you confirm the sequential cash balance maybe from Q1 into Q2?

Brent Hinds - Chief Financial Officer, ClearSign Technologies Corporation

Yeah, great question. So for Q1, our cash and cash equivalents was about $12.8 million, and Q2, it’s about $12.3 million. That is a $500,000 difference that’s cash used in operations. The difference there is really driven by customer cash collections. As we’ve said in the past, cash doesn’t always go after revenue recognition. It comes in before revenue recognition. So substantial amount of cash from projects in process and projects that we’ve completed was delivered in Q2.

Q: Great.

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Hey, Matt, if I can, I’d like to just add a little to that. And Brent can stop and speak at that turn. But we announced the major orders that we get. What is part of these numbers? We do receive a lot of aftermarket orders, service orders, engineering orders for, I’ve talked about computer modeling. We don’t announce those orders, but we do have a fairly steady stream. And those orders are also quick turning. Often they’re building replacement parts for equipment we have in the field, or they are engineering studies that we can turn quite quickly.

So, we do have ongoing work, even though the back to the start of the call, the press releases we’ve put out, there’s not been a lot of orders announced. In the last few months, we have received orders on our own are less significant, but there is still significant work being done and orders and receipts being received.

Matthew Selinger - Investor Relations, Firm IR Group

Okay. Great. So with that, operator, I’ll turn it back to you.

Operator

Certainly. [Operator Instructions] And I’m seeing no questions in queue at this time. And as such, I would now like to pass the floor back to the Chief Executive Officer of ClearSign, Jim Deller, for closing remarks.

Jim Deller - Chief Executive Officer, ClearSign Technologies Corporation

Thank you, operator. And thank you, everyone, for your interest and taking the time to participate today. We look forward to updating you regarding our developments and speaking with you on our next call. For those of you interested, we will be at the H.C. Wainwright conference next month in New York City. In the meantime, please keep checking in for developments on our websites and for more behind the scenes updates, please follow us on LinkedIn.

So with that, I thank you very much, and we look forward to speaking to you next time.

Operator

Thank you. This does conclude today’s conference call. You may disconnect your lines at this time, and have a wonderful day. Thank you once again for your participation.